Exhibit 99.(d)(2)(T)(ii)

FIRST AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of January 4, 2023, by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware corporation (the “Manager”), and abrdn Investments Limited (formerly known as Aberdeen Asset Managers Limited), a Scottish company (the “Adviser”);

WHEREAS, the Trust, the Manager and the Adviser entered into an Investment Advisory Agreement dated as of June 14, 2018 (the “Agreement”);

WHEREAS, on November 25, 2022 Aberdeen Asset Managers Limited changed its name to abrdn Investments Limited; and

WHEREAS, on January 4, 2023, the name of the American Beacon Frontier Markets Income Fund was changed to American Beacon Developing World Income Fund.

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.          Amendment to Agreement.

A.	All references to Aberdeen Asset Managers Limited are deleted and replaced with abrdn Investments Limited.

B.	Notices. Section 14(g)B

The notice information for the Advisor shall be deleted in its entirety and replaced with:

abrdn Investments Limited

1 George Street

Edinburgh

EH2 2LL

Attn: Legal

Email: LegalClientTeam@aberdeen-asset.com

C.	Schedule A. Schedule A to the Agreement is amended to remove the references to the “American Beacon Frontier Markets Income Fund” and replace with the “American Beacon Developing World Income Fund.”
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2.           Miscellaneous.

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

abrdn Investments Limited

By:	/s/ William Drummond
Name: William Drummond
Title: Authorized Signatory

American Beacon Advisors, Inc.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Executive Officer

American Beacon Funds

By:	/s/ Paul B. Cavazos
Paul B. Cavazos
Vice President
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